Exhibit 5.1

Blake, Cassels & Graydon LLP

Barristers & Solicitors

Patent & Trade-mark Agents

595 Burrard Street, P.O. Box 49314

Suite 2600, Three Bentall Centre

Vancouver BC  V7X 1L3  Canada

Tel: 604-631-3300  Fax: 604-631-3309

June 21, 2021

NioCorp Developments Ltd.

7000 South Yosemite Street, Suite115

Centennial, CO

80112

RE:    Registration Statement on Form S-3

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NioCorp Developments Ltd., a corporation incorporated under the laws of British Columbia (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) on the date hereof of the above captioned registration statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”) relating to the resale or other distribution from time to time by Lind Asset Management III, LLC, Research Capital Corporation and certain selling security holders therein described (collectively, the “Selling Shareholders”) of up to the following common shares in the capital of the Company (“Common Shares”):

(i)	4,321,157 issued and outstanding Common Shares (the “Private Placement Shares”) acquired by Selling Shareholders in connection with the Company’s May 2021 non-brokered private placement (the “Private Placement”) of units of the Company;

(ii)	4,321,157 Common Shares (the “Private Placement Warrant Shares”) issuable upon exercise of Common Share purchase warrants, exercisable at a price per Common Share of C$1.63, expiring May 10, 2023 (the “Private Placement Warrants”), which were issued to Selling Shareholders in connection with the closing of the Private Placement; and

(iii)	77,961 Common Shares (the “Compensation Warrant Shares”) issuable upon exercise of Common Share purchase warrants, exercisable at a price per Common Share of C$1.63, expiring May 10, 2023, (the “Compensation Warrants”) issued to certain Selling Shareholders for services rendered to the Company in connection with the Private Placement.

In connection with the preparation of the Registration Statement and this opinion, we have examined, considered and relied upon originals or copies certified to our satisfaction of each of the following documents (collectively, the “Documents”):

(a)	the Company’s Articles and Notice of Articles;
(b)	a certificate of good standing dated June 18, 2021 issued by the British Columbia Registrar of Companies pursuant to the Business Corporations Act (British Columbia) relating to the Company;
(c)	records of corporate proceedings of the Company approving the issuance of the Common Shares;
(d)	the form of certificate representing the Compensation Warrants;
(e)	the form of certificate representing the Private Placement Warrants;

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(f)	such other documents, statutes, regulations, public and corporate records as we have deemed appropriate to give this opinion.

We have relied upon the factual matters contained in the representations and other factual statements of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In such examination, we have assumed without any independent investigation: (a) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents; and (b) that each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party (other than the Company) set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms. We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing and as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

On the basis of and subject to the foregoing and the other assumptions and qualifications set forth herein, we are of the opinion that:

(a)	the Private Placement Shares are validly issued, fully paid and non-assessable;
(b)	the Private Placement Warrant Shares issuable upon exercise of the Private Placement Warrants will be, when issued and paid for in accordance with the terms of the Private Placement Warrants, validly issued, fully paid and non-assessable; and
(c)	the Compensation Warrant Shares issuable upon exercise of the Compensation Warrants will be, when issued and paid for in accordance with the terms of the Compensation Warrants, validly issued, fully paid and non-assessable.

This opinion is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the laws of Canada specifically applicable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Blake, Cassels & Graydon LLP under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP

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